News Release Questar Corporation 333 South State Street P.O. Box 45433 Salt Lake City, UT 84145-0433

Exhibit 99.1

October 30, 2012
(N)
NYSE:STR
12-16

Contact:    Tony Ivins
Business:    (801) 324-5218
Media:        Chad Jones
Business:    (801) 324-5495

QUESTAR REPORTS THIRD-QUARTER 2012 NET INCOME OF $33.8 MILLION
Wexpro investment base up 12%, cost-of-service price down 10% year-to-date
2012 guidance maintained, preliminary 2013 guidance provided

SALT LAKE CITY - Questar Corporation (NYSE:STR) reported third-quarter 2012 net income of $33.8 million, or $0.19 per diluted share compared to third-quarter 2011 net income of $36.1 million, or $0.20 per diluted share. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) for the quarter were up 1% to $109.7 million compared to $108.4 million in the year-ago period. Return on average common equity (ROE) was 19.7% for the 12 months ended September 30, 2012, compared to 20.3% at September 30, 2011.

NET INCOME (LOSS) BY SUBSIDIARY

	3 Months Ended September 30,
	2012	2011	Change
	(in millions, except earnings per share)
Questar Gas	$(9.3)	$(7.9)	$(1.4)	(18%)
Wexpro	26.4	25.6	0.8	3%
Questar Pipeline	17.1	18.8	(1.7)	(9%)
Corporate and other	(0.4)	(0.4)	—	—
Total	$33.8	$36.1	$(2.3)	(6%)
Earnings per diluted share	$0.19	$0.20	$(0.01)	(5%)
Average diluted shares	176.5	178.9	(2.4)	(1%)

ADJUSTED EBITDA BY SUBSIDIARY(a)

	3 Months Ended September 30,
	2012	2011	Change
	(in millions)
Questar Gas	$2.1	$4.6	$(2.5)	(54%)
Wexpro	61.3	56.0	5.3	9%
Questar Pipeline	44.7	47.7	(3.0)	(6%)
Corporate and other	1.6	0.1	1.5	NM
Total	$109.7	$108.4	$1.3	1%
(a) Management defines Adjusted EBITDA as net income (loss) before gains and losses from asset sales, interest expense, depreciation, depletion and amortization, abandonments and impairments, other special items and income taxes. See computations on the last page of the attached financial statements.

“Questar's businesses continued to perform well in the third quarter,” said Ronald W. Jibson, Questar chairman, president and CEO. “Net income was down about $2 million from the 2011 quarter, while for the year-to-date period, net income was $2 million higher than in 2011. Adjusted EBITDA in the 2012 third quarter was about $110 million, 1% higher than the same quarter in 2011. Questar Gas posted a seasonal loss, typical in the third quarter each year. Wexpro's net income rose by 3% while Questar Pipeline's income was 9% lower compared to 2011. Continuing low natural gas and liquids prices, higher pension costs and property taxes impacted earnings for the quarter and year-to-date, yet we remain confident in our current 2012 earnings guidance of $1.15 to $1.19 per diluted share.”
Other highlights include:

•
Questar Gas invested capital of $34.9 million in the quarter, up $9.7 million from the 2011 period. This included $13.3 million invested in its feeder-line-replacement program. Year-to date, Questar Gas invested $49.7 million in the replacement program compared to $36.1 million in the same period of 2011.

•	Wexpro's average investment base grew by 11% over the past 12 months to $501.3 million, up from $449.9 million last year.

•
Wexpro's gas and liquids production grew by 19% in the third quarter compared to the year-ago period, and by 20% year-to-date compared to 2011, further lowering cost-of-service gas costs to Questar Gas customers.

•	Questar Gas's customer growth rate increased to 1.4%, up from 1.2% last year.

•	The “Wexpro II” agreement was submitted for expedited hearing and review with the public service commissions of Utah and Wyoming.

•	Questar spent an additional $18.8 million to repurchase 927,000 shares of its common stock in the quarter, bringing the outstanding share count to the target level of about 175 million shares.
 Questar Gas
Questar Gas reported a seasonal loss of $9.3 million, typical for the third quarter, and generated $2.1 million of Adjusted EBITDA compared to a loss of $7.9 million and Adjusted EBITDA of $4.6 million for the third quarter of 2011. On a financial basis, Questar Gas earned a 10.0% ROE for the 12 months ended September 30, 2012. Changes in Questar Gas margin (revenues less cost of gas sold) are summarized in the following table:

CHANGE IN QUESTAR GAS MARGIN

3 Months Ended September 30, 2012 vs 2011
(in millions)
Customer growth	$0.4
Demand-side-management cost recovery	(0.6)
Recovery of gas-cost portion of bad-debt costs	0.3
Feeder-line cost recovery	0.5
Other	(0.5)
Increase	$0.1

As of September 30, 2012, Questar Gas served about 925,400 customers, an increase of nearly 13,000 customers, or 1.4% from the same time last year. Customer growth has risen in recent months. New customers increased margin by about $0.4 million for the quarter. Changes in margin from demand-side-management (DSM) cost-recovery revenues are offset by equivalent changes in the program's expenses. Combined operating and maintenance (O&M) and general and administrative (G&A) expenses, excluding DSM costs, were up 3% to $104.58 per customer for the nine months ended September 30, 2012, compared to $101.38 a year earlier, primarily due to higher employee-related and allocated corporate costs.
Questar Gas continued its multi-year infrastructure-upgrade program to replace aging high-pressure, large-diameter steel pipe. In the first nine months of 2012, Questar Gas spent $49.7 million to replace this pipe and expects to spend a total of $55 million on the program this year and a similar amount annually for years to come.

In 2010, Utah regulators approved an infrastructure-cost-tracking mechanism for the replacement program, thus enabling the timely inclusion of related expenditures into rate base. Questar Gas recognized about $3.5 million of increased margin due to this program in the first nine months of 2012.
Wexpro
Wexpro's third-quarter 2012 net income rose 3% to $26.4 million, up from $25.6 million in the third quarter of 2011. Wexpro's growing investment base and higher production enabled it to generate $61.3 million of Adjusted EBITDA in the current quarter, 9% higher than last year. It earned a 19.9% after-tax return on average investment base for the 12 months ended September 30, 2012. Wexpro's investment base was $530.0 million at quarter-end, 14% higher than the prior-year level of $464.2 million and 12% higher than the 2011 year-end level of $474.4 million. Wexpro's efficient drilling program in the Vermillion Basin, with finding costs below $1.00 per Mcfe, has resulted in a 10% year-to-date reduction in cost-of-service prices per unit delivered. Wexpro increased natural gas liquids (NGL) and oil revenues by 26% in the quarter compared to the same period in 2011. NGL and oil revenues are shared with Questar Gas customers, thereby benefitting both customers and shareholders. Wexpro recovers its costs and earns an unlevered after-tax return of approximately 20% on its average investment base under the terms of the Wexpro Agreement, a long-standing agreement with the states of Utah and Wyoming. In recent years, Wexpro's natural gas production has provided more than half of the utility's annual gas-supply requirements. A summary of changes in Wexpro's investment base is provided below:

CHANGE IN WEXPRO INVESTMENT BASE

12 Months Ended September 30, 2012
(in millions)
Beginning investment base	$464.2
Successful development wells	171.4
Depreciation, depletion and amortization	(71.1)
Change in deferred taxes	(34.5)
Ending Investment Base	$530.0

Questar Pipeline
Questar Pipeline generated third-quarter 2012 net income of $17.1 million, down from $18.8 million a year ago. Questar Pipeline generated $44.7 million of Adjusted EBITDA in the 2012 quarter and earned an 11.2% ROE for the 12 months ended September 30, 2012. The drop in net income was primarily due to lower revenues from transportation and NGLs as well as higher interest and G&A costs. NGL revenues were down 23% in the third quarter of 2012 compared to the prior-year period, reflecting lower NGL prices that more than offset higher NGL sales volumes. Lower NGL revenues were partially offset by gas received from Clay Basin storage facility customers. This gas is part of an agreement that allows Questar Pipeline to recover any shortfall between the NGL revenues and the cost of service for conditioning gas at Clay Basin to meet pipeline gas-quality specifications. The value of gas received represents most of the “other” revenue in the table below. Questar Pipeline's combined O&M and G&A costs were up 13% for the recent quarter when compared to the same quarter in 2011. However, with higher transportation volumes in the third quarter of 2012, O&M and G&A expenses remained at $0.10 per decatherm transported, the same as the third quarter of 2011. A summary of changes in Questar Pipeline revenues is provided below:

CHANGE IN QUESTAR PIPELINE REVENUES

3 Months Ended September 30, 2012 vs 2011
(in millions)
Transportation	$(0.7)
Storage	0.1
NGL sales - transportation	(1.5)
NGL sales - field services	0.4
Gathering and processing	0.2
Other	0.9
Decrease	$(0.6)

At September 30, 2012, Questar Pipeline held net firm-transportation contracts totaling 4,946 thousand decatherms (Mdth) per day, essentially unchanged from 4,983 Mdth per day at September 30, 2011. The modest decrease in transportation revenues was primarily from lower interruptible volumes and reduced rates on some contract renewals.
Wexpro II progresses to hearing phase
On September 17, 2012, Questar Gas filed an application and proposed agreement with the public service commissions of Utah and Wyoming to enable Wexpro to acquire additional oil and gas properties for future development. The goal is to perpetuate the current program of providing cost-of-service production for Questar

Gas customers in Utah and Wyoming. This agreement, referred to as “Wexpro II,” is patterned after the terms of the original 1981 Wexpro Agreement, which has resulted in less volatile natural gas prices and savings of about $1.3 billion to Questar Gas customers over the past three decades. Perpetuating this successful model benefits both the customer and company with expected lower price volatility and gas rates over the productive life of the developed properties. Questar Gas filed for expedited reviews with the goal of receiving affirmative orders from both commissions in the coming months.
Share repurchases continued
During the third quarter of 2012, Questar repurchased an additional 927,000 shares of its common stock for about $18.8 million, an average of $20.24 per share. In total, the company has repurchased about 3.9 million shares at a total cost of $78 million, averaging $19.99 per share under the program, which is authorized to repurchase up to $100 million of common stock through the end of 2012. The goal of the repurchase program was to bring the outstanding share count to its current level of about 175 million shares. Additional repurchases may occur during the remainder of the year to prevent share dilution.
2012 EPS guidance maintained; preliminary 2013 EPS and capital guidance provided
    Questar management maintained its 2012 guidance range for earnings of $1.15 to $1.19 per diluted share, unchanged from previous guidance. Consolidated capital investment for 2012 is expected to be about $350 million. For 2013, the company provided preliminary EPS guidance of $1.12 to $1.20 per diluted share and established an initial 2013 capital investment forecast of about $445 million. Investment capital has been allocated to its lines of business as follows:

CAPITAL INVESTMENT FORECAST

	2012	2013
	(in millions)
Questar Gas	$155	$195
Wexpro	130	135
Questar Pipeline	55	105
Corporate and other	10	10
Total	$350	$445

“We reiterate confidence in our 2012 earnings guidance in spite of continuing challenges with the economy and certain expense headwinds,” Jibson said. “Looking forward, there are a number of uncertainties that could materially impact earnings, particularly in 2013. These include critical economic and tax variables, pension and benefits issues, and interest rates, some of which could have greater clarity by year-end. As a result, our preliminary 2013 earnings guidance is between $1.12 and $1.20 per diluted share. We will update guidance in February as part of our 2012 year-end review. In the future, the timing and range of earnings guidance may vary as we evaluate circumstances at that time.
“We plan to continue investing in the long-term growth of Questar and expect to maintain an industry-competitive growth rate over the 5-year planning horizon. Wexpro continues to demonstrate an ability to grow its investment base, production and earnings and we expect to perpetuate that model under the proposed Wexpro II agreement. At Questar Gas, improving customer growth and the feeder-line-replacement program should continue to promote long-term earnings growth. And, given the current outlook for Questar Pipeline, we have begun a strategic review of non-core assets. This review is evidence of our commitment to strategically and profitably reinvest in and grow our businesses, while delivering both superior service to our customers and superior returns to our shareholders.”
Third-Quarter 2012 earnings teleconference
Questar management will discuss third-quarter 2012 results and the outlook for the remainder of 2012 in a conference call with investors Wednesday, October 31, beginning at 9:30 a.m. ET. The call can be accessed on the company website at www.questar.com.

About Questar Corporation

Questar is a Rockies-based integrated natural gas company with an enterprise value of about $4.9 billion, operating through three principal subsidiaries:

•	Questar Gas Company provides retail natural gas distribution in Utah, Wyoming and Idaho;

•	Wexpro Company develops and produces natural gas from cost-of-service reserves for Questar Gas customers; and

•	Questar Pipeline Company operates interstate natural gas pipelines and storage facilities in the western U.S. and provides other energy services.

Forward-Looking Statements

This document may contain or incorporate by reference information that includes or is based upon "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Any or all forward-looking statements may turn out to be wrong. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the following:

•	general economic conditions, including the performance of financial markets and interest rates;

•	changes in energy commodity prices;

•	changes in industry trends;

•	changes in laws or regulations; and

•	other factors, most of which are beyond Questar's control.

Questar undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

# # #

For more information, visit Questar's website at www.questar.com

QUESTAR CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	3 Months Ended		9 Months Ended		12 Months Ended
	September 30,		September 30,		September 30,
	2012	2011	2012	2011	2012	2011
	(in millions, except per-share amounts)
REVENUES
Questar Gas	$82.5	$89.8	$578.7	$667.7	$876.5	$970.4
Wexpro	9.8	6.9	27.1	23.1	35.5	31.1
Questar Pipeline	49.5	50.0	150.1	148.8	198.7	200.8
Total Revenues	141.8	146.7	755.9	839.6	1,110.7	1,202.3

OPERATING EXPENSES
Cost of sales (excluding operating expenses shown separately)	(42.1)	(30.0)	99.1	211.1	209.5	338.5
Operating and maintenance	36.8	35.4	133.2	126.6	182.5	174.5
General and administrative	29.0	24.1	88.0	83.3	122.6	113.4
Production and other taxes	11.1	13.5	38.0	40.2	50.3	51.1
Depreciation, depletion and amortization	45.9	40.1	135.6	118.4	177.1	157.3
Total Operating Expenses	80.7	83.1	493.9	579.6	742.0	834.8
Net gain from asset sales	2.5	0.2	5.1	0.3	5.0	0.6
OPERATING INCOME	63.6	63.8	267.1	260.3	373.7	368.1
Interest and other income	1.7	3.7	5.7	8.9	7.2	12.3
Income from unconsolidated affiliate	1.0	1.0	2.8	2.9	3.7	3.9
Interest expense	(14.5)	(13.3)	(44.3)	(44.1)	(57.0)	(58.8)
INCOME BEFORE INCOME TAXES	51.8	55.2	231.3	228.0	327.6	325.5
Income taxes	(18.0)	(19.1)	(83.1)	(81.7)	(117.8)	(115.5)
NET INCOME	$33.8	$36.1	$148.2	$146.3	$209.8	$210.0

EARNINGS PER COMMMON SHARE
Basic	$0.20	$0.21	$0.84	$0.83	$1.18	$1.19
Diluted	$0.19	$0.20	$0.83	$0.82	$1.18	$1.17
Weighted-average common shares outstanding
Used in basic calculation	175.4	177.5	177.0	177.3	177.2	177.1
Used in diluted calculation	176.5	178.9	178.1	178.7	178.3	178.8
Dividends per common share	$0.17	$0.1525	$0.495	$0.4575	$0.6575	$0.5975

QUESTAR CORPORATION
OPERATIONS BY LINE OF BUSINESS
(Unaudited)

	3 Months Ended		9 Months Ended		12 Months Ended
	September 30,		September 30,		September 30,
	2012	2011	2012	2011	2012	2011
	(in millions)
Revenues from Unaffiliated Customers
Questar Gas	$82.5	$89.8	$578.7	$667.7	$876.5	$970.4
Wexpro	9.8	6.9	27.1	23.1	35.5	31.1
Questar Pipeline	49.5	50.0	150.1	148.8	198.7	200.8
Total	$141.8	$146.7	$755.9	$839.6	$1,110.7	$1,202.3

Revenues from Affiliated Companies
Questar Gas	$0.5	$0.4	$2.3	$2.2	$3.4	$2.7
Wexpro	69.3	64.4	204.6	186.4	271.8	247.5
Questar Pipeline	18.4	18.5	55.2	55.8	73.8	74.3
Total	$88.2	$83.3	$262.1	$244.4	$349.0	$324.5

Operating Income (Loss)
Questar Gas	$(10.7)	$(7.9)	$52.6	$56.6	$90.1	$95.8
Wexpro	41.0	37.7	117.9	108.3	155.3	143.1
Questar Pipeline	32.6	33.9	95.2	94.9	126.2	129.0
Corporate and other	0.7	0.1	1.4	0.5	2.1	0.2
Total	$63.6	$63.8	$267.1	$260.3	$373.7	$368.1

Net Income (Loss)
Questar Gas	$(9.3)	$(7.9)	$23.3	$25.9	$43.5	$48.0
Wexpro	26.4	25.6	76.5	71.6	100.1	94.3
Questar Pipeline	17.1	18.8	49.8	50.7	67.0	68.7
Corporate and other	(0.4)	(0.4)	(1.4)	(1.9)	(0.8)	(1.0)
Total	$33.8	$36.1	$148.2	$146.3	$209.8	$210.0

QUESTAR CORPORATION
SELECTED OPERATING STATISTICS
(Unaudited)

	3 Months Ended		9 Months Ended		12 Months Ended
	September 30,		September 30,		September 30,
	2012	2011	2012	2011	2012	2011
QUESTAR GAS
Natural gas volumes (MMdth)
Residential and commercial sales	7.3	7.7	64.3	75.9	101.7	110.6
Industrial sales	1.2	1.4	3.6	3.7	4.9	4.8
Transportation for industrial customers	15.4	13.0	45.8	38.3	60.0	53.2
Total industrial	16.6	14.4	49.4	42.0	64.9	58.0
Total deliveries	23.9	22.1	113.7	117.9	166.6	168.6

Natural gas revenue (per dth)
Residential and commercial sales	$9.27	$9.19	$8.22	$8.09	$7.94	$8.15
Industrial sales	4.93	5.89	5.16	6.02	5.40	6.14
Transportation for industrial customers	0.21	0.24	0.19	0.22	0.19	0.19
Temperatures - colder (warmer) than normal	(90%)	(98%)	(16%)	11%	(9%)	4%
Temperature-adjusted usage per customer (dth)	7.1	7.6	73.5	74.6	110.0	110.7
Customers at Sept. 30, (in thousands)	925	913

WEXPRO
Production volumes
Natural gas (Bcf)	14.6	12.6	43.9	37.1	57.3	49.8
Oil and NGL (Mbbl)	164	105	483	310	640	423
Oil and NGL sales price (per bbl)	$77.70	$75.95	$82.10	$82.43	$81.90	$79.48
Investment base at Sept. 30, (in millions)	$530.0	$464.2

QUESTAR PIPELINE
Natural gas-transportation volumes (MMdth)
For unaffiliated customers	202.1	171.9	581.4	493.5	753.7	645.4
For Questar Gas	17.5	16.6	83.8	88.4	112.3	111.0
Total transportation	219.6	188.5	665.2	581.9	866.0	756.4

Transportation revenue (per dth)	$0.22	$0.26	$0.22	$0.25	$0.23	$0.26
Net firm-daily transportation demand at Sept. 30, (Mdth)	4,946	4,983
Natural gas processing
NGL sales (Mbbl)	69	65	201	195	239	301
NGL sales price (per bbl)	$55.73	$73.60	$62.13	$73.78	$63.95	$69.88

QUESTAR CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	September 30,	December 31,
	2012	2011	2011
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$—	$—	$11.6
Accounts and notes receivable, net	60.0	74.8	123.9
Unbilled gas accounts receivable	10.6	12.6	75.4
Inventories	87.8	74.0	66.0
Current regulatory assets	56.8	38.3	31.7
Prepaid expenses and other	6.5	6.1	10.7
Deferred income taxes - current	6.5	14.4	16.1
Total Current Assets	228.2	220.2	335.4
Property, Plant and Equipment	5,244.4	4,869.4	4,984.1
Accumulated depreciation, depletion and amortization	(1,983.2)	(1,858.4)	(1,885.7)
Net Property, Plant and Equipment	3,261.2	3,011.0	3,098.4
Investment in unconsolidated affiliate	26.8	27.6	27.3
Noncurrent regulatory and other assets	66.2	69.6	71.7
TOTAL ASSETS	$3,582.4	$3,328.4	$3,532.8

LIABILITIES AND COMMON SHAREHOLDERS' EQUITY
Current Liabilities
Checks outstanding in excess of cash balances	$5.4	$9.6	$—
Short-term debt	263.0	278.0	219.0
Accounts payable and accrued expenses	215.6	206.8	242.9
Current regulatory liabilities	4.3	3.2	15.4
Current portion of long-term debt and capital lease obligation	109.2	25.0	91.5
Total Current Liabilities	597.5	522.6	568.8
Long-term debt and capital lease obligation, less current portion	988.9	881.4	993.0
Deferred income taxes	555.9	548.5	500.2
Noncurrent regulatory and other liabilities	402.7	281.9	437.3
COMMON SHAREHOLDERS' EQUITY
Common Shareholders' Equity	1,037.4	1,094.0	1,033.5
TOTAL LIABILITIES AND COMMON SHAREHOLDERS' EQUITY	$3,582.4	$3,328.4	$3,532.8

QUESTAR CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	9 Months Ended
	September 30,
	2012	2011
	(in millions)
OPERATING ACTIVITIES
Net income	$148.2	$146.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	141.3	125.5
Deferred income taxes	65.1	84.6
Share-based compensation	7.5	8.0
Net (gain) from asset sales	(5.1)	(0.3)
(Income) from unconsolidated affiliate	(2.8)	(2.9)
Distributions from unconsolidated affiliate and other	3.7	3.2
Changes in operating assets and liabilities	28.1	81.5
NET CASH PROVIDED BY OPERATING ACTIVITIES	386.0	445.9

INVESTING ACTIVITIES
Property, plant and equipment	(276.1)	(255.2)
Cash used in disposition of assets	(2.5)	(1.8)
Proceeds from disposition of assets	4.5	0.3
NET CASH USED IN INVESTING ACTIVITIES	(274.1)	(256.7)

FINANCING ACTIVITIES
Common stock	(67.8)	2.6
Change in short-term debt	44.0	36.0
Long-term debt and capital lease obligation repaid	(25.6)	(182.0)
Long-term debt issuance costs	—	(1.3)
Checks outstanding in excess of cash balances	5.4	9.6
Dividends paid	(87.6)	(81.2)
Tax benefits from share-based compensation	8.1	5.3
NET CASH USED IN FINANCING ACTIVITIES	(123.5)	(211.0)
Change in cash and cash equivalents	(11.6)	(21.8)
Beginning cash and cash equivalents	11.6	21.8
Ending cash and cash equivalents	$—	$—

QUESTAR CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

In addition to financial measures calculated in accordance with generally accepted accounting principles (GAAP), this press release contains information regarding Adjusted EBITDA and cash flow from operations before changes in operating assets and liabilities, which are non-GAAP financial measures. The Company believes that these non-GAAP financial measures are useful to investors because they provide alternative methods for assessing the Company's ongoing operating results and cash flows. The Company's management uses these non-GAAP financial measures for the same purposes, and for planning and forecasting purposes. The presentation of non-GAAP financial measures is not meant to be a substitute for financial measures calculated in accordance with GAAP.

Management defines Adjusted EBITDA as net income (loss) before the following items: net (gain) loss from asset sales, interest expense, depreciation, depletion and amortization, abandonments and impairments, other special items and income taxes. Management believes Adjusted EBITDA is an important measure of the Company's cash flow and liquidity, and a key measure for comparing the Company's financial performance to other companies.

The following table reconciles Questar's net income (loss) to Adjusted EBITDA for the three months ended September 30, 2012:

	Questar Consolidated	Questar Gas	Wexpro	Questar Pipeline	Corporate, Other
	(in millions)
Net income (loss)	$33.8	$(9.3)	$26.4	$17.1	$(0.4)
Depreciation, depletion and amortization	45.9	11.4	20.0	13.6	0.9
Net (gain) from asset sales	(2.5)	—	—	(2.5)	—
Interest expense	14.5	5.8	—	6.6	2.1
Income taxes	18.0	(5.8)	14.9	9.9	(1.0)
Adjusted EBITDA	$109.7	$2.1	$61.3	$44.7	$1.6

The following table reconciles Questar's net income (loss) to Adjusted EBITDA for the three months ended September 30, 2011:

	Questar Consolidated	Questar Gas	Wexpro	Questar Pipeline	Corporate, Other
	(in millions)
Net income (loss)	$36.1	$(7.9)	$25.6	$18.8	$(0.4)
Depreciation, depletion and amortization	40.1	11.1	16.1	12.8	0.1
Net (gain) from asset sales	(0.2)	—	—	(0.2)	—
Interest expense	13.3	6.4	—	5.6	1.3
Income taxes	19.1	(5.0)	14.3	10.7	(0.9)
Adjusted EBITDA	$108.4	$4.6	$56.0	$47.7	$0.1